Exhibit 8.4

Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP

[LETTERHEAD OF FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP]

March 4, 2022

c/o General Counsel’s Office
P.O. Box 1
Toronto-Dominion Centre
Toronto, Ontario M5K 1A2
Canada

Ladies and Gentlemen:

As special U.S. federal tax counsel to The Toronto-Dominion Bank (the “Company”) in connection with the registration of, among other securities, the Company’s senior unsecured debt securities and warrants to be offered and sold on a delayed and continuous basis by the Company, pursuant to the base prospectus (the “Base Prospectus”) and together with prospectus supplement(s), product prospectus supplement(s), free writing prospectuses and pricing supplements (collectively, the “Pricing Supplements” and together with the Base Prospectus, the “Prospectus”) that forms a part of the registration statement on Form F-3 (the “Registration Statement”) of the Company filed with the Securities and Exchange Commission on February 4, 2022 to which this opinion is incorporated by reference as an exhibit, we hereby confirm to you that the discussions that refer to our name set forth under the headings “Material U.S. Federal Income Tax Consequences” and headings of similar import contained in the Pricing Supplements in the Registration Statement are our opinion, subject to the qualifications, assumptions and limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 6-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement and to each reference to us under the above-specified headings. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP